Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Maxeon Solar Technologies, Ltd. for the registration of Ordinary Shares, Preferred Shares, Warrants, Rights, Purchase Contracts, Debt Securities, and Units and to the incorporation by reference therein of our report dated May 11, 2020, with respect to the combined financial statements of Maxeon Solar Technologies, Pte. Ltd., included in its Registration Statement (Form 20-F) for the year ended December 29, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 2, 2020